Exhibit 10.6

FORM OF

SMURFIT WESTROCK PLC

EXECUTIVE SEVERANCE PLAN

SECTION 1
PURPOSE

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Smurfit WestRock plc desires to provide severance benefits to select executives upon certain terminations of employment in accordance with the terms and conditions of the Smurfit WestRock Executive Severance Plan (this “Plan”).

The Committee also recognizes that the possibility of a Change in Control (as defined below) of the Company, and the uncertainty it could create, may result in the loss or distraction of executives of the Company to the detriment of the Company and its shareholders. The Committee considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Committee also believes that when a Change in Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from executives regarding the best interests of the Company and its shareholders without concern that employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change in Control.

Therefore, in order to fulfill the above purposes, this Plan was adopted by the Committee and shall become effective on the Effective Date (as defined below).

SECTION 2
DEFINITIONS

Certain capitalized terms used herein have the definitions given to such terms in the first place in which they are used. As used herein, the following capitalized words and phrases shall have the following respective meanings:

2.1            “Affiliate” means any entity controlled by, controlling or under common control with the Company.

2.2            “Annual Base Salary” means the annual base salary paid or payable, including any base salary that is subject to deferral, to the Participant by the Company or any of the Affiliates at the rate in effect immediately prior to the Date of Termination or, if the Date of Termination is during a Change in Control Period, the rate in effect (or required to be in effect before any diminution that is a basis of the Participant’s termination for Good Reason) immediately prior to the Change in Control, or, if higher, immediately prior to the Date of Termination.

2.3            “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental body (including under the authority of any applicable self- regulating organization such as the New York Stock Exchange).

2.4            “Board” means the Board of Directors of the Company;

2.5            “Business Day” means any day, other than a Saturday, Sunday or a day on which banks in Ireland, England or in the State of New York are authorized or required by Applicable Law to be closed.

2.6            “Cause” means the occurrence of any one or more of the following (i) the Participant’s conviction or plea of nolo contendere of a felony or equivalent offense under Applicable Law, (ii) the Participant’s material and continued disregard or failure to perform the substantive elements of the Participant’s responsibilities and duties as an employee of the Company or an Affiliate, (iii) willful misconduct by the Participant in the performance of the Participant’s duties as an employee of the Company or an Affiliate, (iv) the Participant’s material violation of the Company’s or an Affiliate’s code of conduct or other material employee policy, (v) the Participant’s misappropriation or embezzlement of any funds or property of the Company or an Affiliate, commitment of fraud with respect to the Company or an Affiliate, or engagement in any act or acts of dishonesty relating to the Participant’s employment with the Company or an Affiliate, or (vi) through willful misconduct, personal dishonesty or gross negligence, the Participant engages in an act or course of conduct that causes substantial injury to the Company or an Affiliate; provided that, any condition or conditions, as applicable, referenced in clauses (ii) through (vi) of the foregoing shall not (if a cure is reasonably possible in the circumstances) constitute Cause unless both (x) the Company provides written notice to the Participant of such condition(s) claimed to constitute Cause, and (y) the Participant fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof. The determination of whether such condition(s) claimed to constitute Cause has occurred and has been remedied shall be made by the Committee in its reasonable, good faith discretion.

2.7            “Change in Control” shall have the meaning given in the Company’s 2024 Long-Term Incentive Plan (or any successor plan).

2.8            “Change in Control Period” means the period commencing on, and including, the date of a Change in Control and ending on, and including, the second anniversary of the date of such Change in Control.

2.9            “CIC Benefit Continuation Period” means the CIC Benefit Continuation Period set forth on Annex A for the applicable Tier set forth in the Participant’s Participation Notice.

2.10            “CIC Multiple” means the CIC Multiple set forth on Annex A for the applicable Tier set forth in the Participant’s Participation Notice.

2.11            “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.

2.12            “Committee” means the Compensation Committee of the Board or a committee of the Board otherwise named but performing similar functions, including a subcommittee thereof, provided that the Board may take any action designated as a Committee action hereunder.

2.13            “Company” means Smurfit WestRock plc, an Irish public limited company with registration number 607515 having its registered office at Beech Hill, Clonskeagh, Dublin 4, D04 N2R2, Ireland and any successor(s) thereto or, if applicable, the ultimate parent of any such successor.

2.14            “Date of Termination” means the date of receipt of a Notice of Termination from the Company or the Participant, as applicable, or any later date specified in the Notice of Termination (subject to the notice and cure periods in the definition of “Good Reason”). If the Participant’s employment is terminated by reason of death, the Date of Termination shall be the date of death of the Participant. If the Participant’s employment is terminated by reason of Disability, the Date of Termination shall be the date on which the Participant becomes eligible for benefits under the Company’s (or as, relevant, any Affiliate’s) long-term disability plan.

2.15            “Disability” means “permanent and total disability” as defined in Section 22(e)(3) of the Code.

2.16            “Effective Date” means the closing date of the transaction contemplated by the Transaction Agreement, dated as of September 12, 2023, among the Company, Smurfit Kappa Group Plc, WestRock Company, and the other party named therein.

2.17            “Good Reason” means the occurrence of any of the following events or circumstances during a Change in Control Period and without the Participant’s prior written consent:

(a)            a reduction of the Participant’s Annual Base Salary from that in effect immediately prior to the Change in Control (or if higher, that in effect at any time thereafter);

(b)            a material reduction in the Participant’s target annual cash bonus opportunity or target annual long-term incentive compensation opportunity, in each case, from that in effect immediately prior to the Change in Control (or, if higher, that in effect at any time thereafter);

(c)            a material, adverse change in the Participant’s title, reporting relationship, authority, duties, or responsibilities from those in effect immediately prior to the Change in Control (including the loss of public company officer duties);

(d)            the Company’s requirement that the Participant be based at a location that is more than 30 miles from the location of the Participant’s employment immediately prior to the Change of Control; or

(e)            the failure of the Company to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under this Plan with respect to the Participant.

In order to invoke a termination for Good Reason, the Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (a) through (e) within ninety (90) days of the Participant first becoming aware of the initial existence of such condition, describing in reasonable detail such condition, and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, the Participant’s resignation from employment, must occur, if at all, within thirty (30) days following the earlier of (x) the end of the Cure Period or (y) the date the Company provides written notice to the Participant that it does not intend to cure such condition. The Participant’s mental or physical incapacity following the occurrence of an event described above in clauses (a) through (e) shall not affect the Participant’s ability to terminate employment for Good Reason and the Participant’s death following delivery of a Notice of Termination for Good Reason shall not affect the Participant’s estate’s entitlement to the severance payments and benefits provided hereunder upon a termination of employment for Good Reason.

2.18            “Non-CIC Benefit Continuation Period” means the Non-CIC Benefit Continuation Period set forth on Annex A for the applicable Tier set forth in the Participant’s Participation Notice.

2.19            “Non-CIC Multiple” means the Non-CIC Multiple set forth on Annex A for the applicable Tier set forth in the Participant’s Participation Notice.

2.20            “Non-U.S. Participant” means any Participant other than a U.S. Taxpayer Participant.

2.21            “Notice of Termination” means a written notice delivered to the other party that (a) indicates the specific termination provision in this Plan relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (c) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which Date of Termination shall be: (i) for any U.S. Taxpayer Participant, not more than ninety (90) days after the giving of such notice; or (ii) for any Non-U.S. Participant, no later than the expiry of their contractual notice period). Any termination by the Company for Cause or by the Participant for Good Reason shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 11.6 of this Plan. The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, hereunder or preclude the Participant or the Company, respectively, from asserting such fact or circumstance in enforcing the Participant’s or the Company’s respective rights hereunder. For the avoidance of doubt, any notice served under this Plan will not affect the Company’s or any Affiliate’s ability to exercise any of its rights in relation to termination or notice under the relevant Participant’s contract of employment.

2.22            “Participant” means each executive employed by the Company or any Affiliate who is selected by the Committee for participation in this Plan and party to a Participation Notice.

2.23            “Participation Notice” means a written notice, substantially in the form attached hereto as Exhibit A, indicating that the executive identified therein has been designated as a Participant and specifying such executive’s level of participation in this Plan.

2.24            “Person” means any individual, any corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity or group.

2.25            “Plan” means this Smurfit WestRock Executive Severance Plan as the same may be amended from time to time.

2.26            “Qualifying CIC Termination” means any termination of a Participant’s employment, during a Change in Control Period (a) by the Participant for Good Reason or (b) by the Company or as relevant any Affiliate other than for Cause, death or Disability.

2.27            “Qualifying Non-CIC Termination” means any termination of a Participant’s employment (a) by the Company or as relevant any Affiliate other than for Cause, death or Disability, and (b) that is not a Qualifying CIC Termination.

2.28            “Target Annual Bonus” means the Participant’s target annual cash bonus (if applicable, as specified under the Participant’s contract of employment) in effect immediately prior to the Date of Termination or if the Date of Termination is during a Change in Control Period, the Participant’s target annual cash bonus in effect (or required to be in effect before any diminution that is a basis of the Participant’s termination for Good Reason) immediately prior to the Change in Control, or, if higher, immediately prior to the Date of Termination.

2.29            “Tier” means the designated level of the Participant’s participation in this Plan, as set forth in the Participant’s Participation Notice.

2.30            “U.S. Taxpayer Participant” means any Participant whose compensation income is subject to taxation in the United States of America.

SECTION 3
SEPARATION BENEFITS

3.1            Qualifying Non-CIC Termination. If a Participant experiences a Qualifying Non-CIC Termination, the Company shall pay or provide to the Participant the following payments and benefits at the time or times set forth below, subject to Section 10 and subject to (other than in the case of the Accrued Obligations (as defined below in clause 3.1(a)) and Other Benefits (as defined below in clause 3.1(e))) the Participant’s execution of a general release of claims in the form delivered to the Participant by the Company within five (5) days following the Date of Termination (provided that the form of general release of claims that will apply to all CIC Qualifying Terminations shall be approved by the Compensation Committee prior to the applicable Change in Control and shall not thereafter be subject to modification by the Company) (the “Release Agreement”) and such Release Agreement becoming effective and irrevocable in accordance with its terms no later than the deadline specified therein:

(a)            a lump sum payment in cash payable within thirty (30) days following the Date of Termination, equal to the sum of (i) the Participant’s accrued but unpaid Annual Base Salary through the Date of Termination, (ii) any annual incentive payment earned by the Participant for a performance period that was completed prior to the Date of Termination where such payment remains due and outstanding, (iii) subject to any vacation or other relevant leave policy in force from time to time, any accrued and unused vacation pay or other paid time off, and (iv) subject to any expenses policy in force from time to time, any business expenses incurred by the Participant that are unreimbursed as of the Date of Termination, in each case, to the extent not theretofore paid (the sum of the amounts described in clauses (i), (ii), (iii) and this clause (iv) shall be hereinafter referred to as the “Accrued Obligations”); provided that, for any U.S. Taxpayer Participant, notwithstanding the foregoing, in the case of clauses (i) and (ii), if such U.S. Taxpayer Participant has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary or annual incentive payment described in clause (i) or (ii) above, then for all purposes of this Section 3 (including, without limitation, Sections 3.1(a) and 3.2(a)), such deferral election, and the terms of the applicable arrangement, shall apply to the same portion of the amount described in such clause (i) or (ii), and such portion shall not be considered as part of the “Accrued Obligations,” but shall instead be an “Other Benefit” (as defined below);

(b)            a lump sum payment payable in cash payable in accordance with Section 3.3 equal to the product of (i) the Target Annual Bonus and (ii) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs from the first day of such fiscal year to and including the Date of Termination, and the denominator of which is the total number of days in such fiscal year, reduced by any annual bonus payment to which the Participant has been paid or is otherwise entitled, in each case, for the same period of service, and subject to any applicable deferral election on the same basis as set forth in the proviso to Section 3.1(a) (the “Prorated Bonus”);

(c)            a lump sum payment in cash payable in accordance with Section 3.3 equal to the product of (i) the Non-CIC Multiple and (ii) the sum of (A) the Participant’s Annual Base Salary and (B) the Target Annual Bonus;

(d)            a lump sum payment in cash payable in accordance with Section 3.3 equal to the amount of the employer contribution, based on the rates and coverage elections in effect at the Date of Termination, that would be been provided towards healthcare benefit coverage (including medical, prescription, dental and vision) pursuant to a plan sponsored by the Company or an Affiliate as of immediately prior to the Date of Termination for the Participant and the Participant’s dependents who were covered by such healthcare benefit coverage as of immediately prior to the Date of Termination, during the Non-CIC Benefit Continuation Period had the Participant remained employed with the Company or any relevant Affiliate during such period (the “Healthcare Benefit”), provided that this clause will not apply to any Participant who did not receive healthcare benefit coverage pursuant to a plan sponsored by the Company or an Affiliate as of immediately prior to the Date of Termination; and

(e)            to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and Affiliates, including amounts credited to the Participant’s account under any deferred compensation plan, payable pursuant to the terms of such plan, program, policy or practice (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

3.2            Qualifying CIC Termination. If a Participant experiences a Qualifying CIC Termination, the Company shall pay or provide to the Participant the following payments and benefits at the time or times set forth below, subject to Section 10 and subject to (other than in the case of the Accrued Obligations and Other Benefits) the Participant’s execution of a Release Agreement and such Release Agreement becoming effective and irrevocable in accordance with its terms no later than the seventieth (70th) day following the Date of Termination:

(a)            a lump sum payment in cash payable within thirty (30) days following the Date of Termination equal to the Accrued Obligations;

(b)            a lump sum payment in cash payable in accordance with Section 3.3 equal to the Prorated Bonus;

(c)            a lump sum payment in cash payable in accordance with Section 3.3 equal to the product of (i) the CIC Multiple and (ii) the sum of (A) the Participant’s Annual Base Salary and (B) the Target Annual Bonus;

(d)            the Healthcare Benefit (except that all references to “Non-CIC Benefit Continuation Period” in the definition thereof shall be “CIC Benefit Continuation Period” instead); and

(e)            Other Benefits payable pursuant to the terms of any applicable plan, program, policy or practice or contract or agreement.

3.3            The cash payments contemplated by Sections 3.1(b), 3.1(c) and 3.1(d) in the case of a Qualifying Non-CIC Termination or by Sections 3.2(b), 3.2(c), and 3.2(d) in the case of a Qualifying CIC Termination, will be paid within thirty (30) days following the date that the Release Agreement becomes effective and irrevocable in accordance with its terms, but in the case of a U.S. Taxpayer Participant, in no event later than two and one-half months following the end of the calendar year in which the applicable Qualifying Non-CIC Termination or Qualifying CIC Termination occurs.

SECTION 4
GOLDEN PARACHUTE EXCISE TAX

4.1            The provisions of this Section 4 shall apply to U.S. Taxpayer Participants only.

4.2            If a Participant has a Qualifying CIC Termination, anything in this Plan to the contrary notwithstanding, in the event that the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Participant to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Plan (the “Plan Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Plan Payments shall be so reduced only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Plan Payments were so reduced. If the Accounting Firm determines that the Participant would not have a greater Net After-Tax Receipt of aggregate Payments if the Plan Payments were so reduced, the Participant shall receive all Plan Payments to which the Participant is entitled hereunder.

4.3            If the Accounting Firm determines that aggregate Plan Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 4 shall be binding upon the Company and the Participant and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the Date of Termination. For purposes of reducing the Plan Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Plan (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the Plan Payments and benefits that have a Parachute Value in the following order: Section 3.2(b), Section 3.2(c), Section 3.2(d) and Section 3.2(e) in each case, beginning with payments or benefits that do not constitute nonqualified deferred compensation and reducing payments or benefits in reverse chronological order beginning with those that are to be paid or provided the farthest in time from the Date of Termination, based on the Accounting Firm’s determination. All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.

4.4            To the extent requested by the Participant, the Company shall cooperate with the Participant in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Participant (including, without limitation, the Participant’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code)), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

4.5            The following terms shall have the following meanings for purposes of this Section 4:

(a)            “Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder, which firm shall not, without the Participant’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.

(b)            “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Participant in the relevant tax year(s).

(c)            “Parachute Value” of a Payment shall mean the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.

(d)            “Payment” shall mean any payment, benefit or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid, payable or provided pursuant to this Plan or otherwise.

(e)            “Safe Harbor Amount” shall mean the maximum Parachute Value of all Payments that the Participant can receive without any Payments being subject to the Excise Tax.

4.6            The provisions of this Section 4 shall survive the expiration of this Plan.

SECTION 5
NONDUPLICATION; LEGAL FEES; NON-EXCLUSIVITY OF RIGHTS

5.1            Nonduplication. The amount of any payments or benefits under this Plan will be offset and reduced (but not below zero) by the full amount and/or value of any severance benefits, compensation and benefits provided during any notice period, pay in lieu of notice, mandated termination indemnities, or similar benefits that the Participant may separately be entitled to receive from the Company or any Affiliate based on any employment agreement, confidential information protection agreement or other contractual obligation (whether individual or union/works council) or statutory scheme (such benefits collectively, “Local Benefits”). If Local Benefits are greater than the payments or benefits under this Plan, the Participant shall receive only the Local Benefits. If a U.S. Taxpayer Participant’s employment is terminated because of a plant shutdown or mass layoff or other event to which the Worker Adjustment and Retraining Notification Act of 1988 or similar state law (collectively, “WARN”) applies, then the amount of the severance payment under Sections 3.1(c) and 3.2(c) of this Plan to which the Participant is entitled shall be reduced, dollar for dollar, by the amount of any pay provided to the Participant in lieu of the notice required by WARN, and the Non-CIC Benefits Continuation Period or CIC Benefits Continuation Period, as applicable, shall be reduced for any period of benefits continuation or pay in lieu thereof provided to Participant due to the application of WARN.

5.2            Legal Fees. Solely following a Change in Control, the Company agrees to pay as incurred (within ten (10) Business Days following the Company’s receipt of a valid invoice from the Participant), to the full extent permitted by law, all legal fees and expenses that the Participant may reasonably incur as a result of any contest by the Company, the Participant or others of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest (regardless of the outcome) by the Participant about the amount of any payment pursuant to this Plan), plus, in each case, interest on any delayed payment to which the Participant is ultimately determined to be entitled at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) based on the rate in effect for the month in which such legal fees and expenses were incurred.

SECTION 6
AMENDMENT AND TERMINATION

This Plan may be terminated or amended in any respect by resolution adopted by the Committee; provided that (a) no amendment or termination that adversely impacts the rights of a Participant will take effect sooner than one year after written notice is provided to the impacted Participant subject to the requirements of Applicable Law; (b) no amendment or termination shall negatively affect the rights of a Participant who has incurred a Qualifying CIC Termination or a Qualifying Non-CIC Termination; (c) in connection with or in anticipation of a Change in Control, this Plan may not be terminated or amended in any manner that would adversely affect the rights of Participants in connection with a Qualifying CIC Termination; and (d) following a Change in Control, this Plan shall continue in full force and effect and shall not terminate, expire or be amended until after all Participants who become entitled to any payments or benefits hereunder in connection with a Qualifying CIC Termination shall have received such payments and benefits in full pursuant to Section 3.

SECTION 7
PLAN ADMINISTRATION

7.1            General. The Committee is responsible for the general administration and management of this Plan (the committee acting in such capacity, the “Plan Administrator”) and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the provisions of this Plan and to determine all questions relating to eligibility for benefits under this Plan, to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate, and to make any findings of fact needed in the administration of this Plan. Following a Change in Control, the validity of any such interpretation, construction, decision, or finding of fact shall be given de novo review if challenged in court, by arbitration, or in any other forum, and such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Plan Administrator or characterization of any such decision by the Plan Administrator as final or binding on any party.

7.2            Not Subject to ERISA. This Plan does not require an ongoing administrative scheme and, therefore, is intended to be a payroll practice which is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). However, if it is determined that this Plan is subject to ERISA, (i) it shall be considered to be an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (a “top-hat plan”), and (ii) it shall be administered in a manner which complies with the provisions of ERISA that are applicable to top-hat plans.

7.3            Indemnification. To the extent permitted by law, the Company shall indemnify the Plan Administrator from all claims for liability, loss, or damage (including the payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with this Plan.

SECTION 8
SUCCESSORS; ASSIGNMENT

8.1            Successors. The Company shall require any corporation, entity, individual or other Person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Plan. As used in this Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, written agreement or otherwise.

8.2            Assignment of Rights. It is a condition of this Plan, and all rights of each Person eligible to receive benefits under this Plan shall be subject hereto, that no right or interest of any such Person in this Plan shall be assignable or transferable in whole or in part, except by will or the laws of descent and distribution or other operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.

SECTION 9
Confidentiality

9.1            As used in this Plan, “Confidential Information” means any information concerning the Company or any Affiliate or otherwise concerning the Company that is not ordinarily provided to Persons who are not employees of the Company except pursuant to a confidentiality agreement, provided that any information that is or becomes publicly known, other than as a result of a breach of this provision by a Participant, shall not be or shall cease to be Confidential Information. A Participant shall not disclose Confidential Information to any Person other than: (a) an officer, director or employee of the Company or any Affiliate who needs to know such information in his or her capacity as such, or (b) an attorney who has been retained by and represents the Company or an Affiliate with respect to matters relating to the Company and in accordance with attorney / client privilege. A Participant shall not use Confidential Information for any purpose unrelated to duties as an officer, director or employee of the Company or any Affiliate. Nothing in this Plan will prohibit a Participant from disclosing Confidential Information as necessary to comply with valid legal process or investigations or to fulfill a legal duty of the Participant.

9.2            Notwithstanding anything to the contrary, nothing in this Plan limits any Participant’s ability to communicate with any government agency, legislative body or self-regulatory organization or otherwise participate in or fully cooperate with any investigation or proceeding that may be conducted by any government agency, legislative body or self-regulatory organization, including providing documents or other information or otherwise exercising any legally protected whistleblower rights, without notice to or approval from the Company, without risk of being held liable by the Company for financial penalties. This Plan also does not limit any Participant’s right to receive an award for information provided to any government agency, legislative body or self-regulatory organization. Furthermore, notwithstanding anything to the contrary, pursuant to the Defend Trade Secrets Act of 2016, no Participant shall be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a government official or attorney for the purpose of reporting or investigating a suspected violation of law, (ii) in a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal or (iii) to an attorney representing the Participant in a claim for retaliation for reporting suspected violations of law.

SECTION 10
SECTION 409A OF THE CODE

10.1            The provisions of this Section 10 shall apply to U.S. Taxpayer Participants only.

10.2            General. The obligations under this Plan are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent possible. For purposes of nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on a Participant pursuant to Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan.

10.3            Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, without limitation, where applicable, the requirement that (a) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Participant’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date); (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (c) the reimbursement of eligible fees and expenses shall be made no later than the last day of the calendar year following the year in which the applicable fees and expenses were incurred; provided that the Participant shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

10.4            Delay of Payments. Notwithstanding any other provision of this Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to be paid to such Participant under this Agreement during the six-month period immediately following such Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of such Participant’s separation from service shall be accumulated and paid to such Participant with Interest (based on the rate in effect for the month in which the Participant’s separation from service occurs) on the first business day of the seventh month following the Participant’s separation from service (the “Delayed Payment Date”), to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code. If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his or her estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of such Participant’s death.

SECTION 11
MISCELLANEOUS

11.1            Choice of Law and Venue. The Plan and all determinations made and actions taken pursuant hereto shall be governed by and interpreted in accordance with the laws of Ireland without giving effect to principles of conflicts of law. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the courts of Ireland.

11.2            Withholding. The Company may withhold from any amount payable or benefit provided under this Plan such federal, state, local, foreign and other taxes, charges and/or social security payments (or similar liabilities) as are required to be withheld pursuant to any Applicable Law or regulation.

11.3            Gender and Plurals. Wherever used in this Plan document, words in the masculine gender shall include masculine or feminine gender, and, unless the context otherwise requires, words in the singular shall include the plural, and words in the plural shall include the singular.

11.4            Plan Controls. In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls.

11.5            Not an Employment Contract. This Plan is not, and nothing herein shall be deemed to create, an employment contract between the Participant and the Company or any Affiliate. The Participant acknowledges that the rights of his or her employer remain wholly intact to change or reduce at any time and from time to time his or her compensation, title, responsibilities, location, and all other aspects of the employment relationship, or to discharge the Participant. The terms and conditions of employment of the Participant (including, but without limitation, compensation) shall not be affected in any way by the Participant’s participation in the Plan which shall not form part of such terms and conditions (either expressly or impliedly).

11.6            Notices.

(a)            Any notice, request, demand, and other communication required to be delivered to the Company by a Participant hereunder shall be properly delivered to the Company when personally delivered by hand to, or actually received through registered mail or electronic mail (e-mail) (so long as confirmation of receipt of e-mail is requested or received) by:

Smurfit WestRock
[•]
[•]
Attention: General Counsel
E-mail: [•]

(b)            Any notice required to be delivered to the Participant by the Company hereunder shall be properly delivered to the Participant when the Company delivers such notice by e-mail (so long as confirmation of receipt of e-mail is requested or received), personally or by placing said notice in registered or certified mail, return receipt requested, postage prepaid to that Participant’s last known address as reflected on the books and records of the Company.

11.7            Severability. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of this Plan, and this Plan shall be construed and enforced as if such provision had not been included in this Plan. Further, the captions in this Plan are not part of the provisions hereof and shall have no force or effect. Notwithstanding any other provisions of this Plan to the contrary, neither the Company nor any Affiliate shall have any obligation to make any payment to the Participant hereunder to the extent, but only to the extent, that such payment is prohibited by the terms of any final order of a federal or state court or regulatory agency of competent jurisdiction; provided, however, that such an order shall not affect, impair, or invalidate any provision of this Plan not expressly subject to such order.

Annex A

Tier	Non-CIC Multiple	Non-CIC Benefit Continuation Period	CIC Multiple	CIC Benefit Continuation Period
I	2x	2 years	3x	3 years
II	1.5x	1.5 years	2x	2 years
III	1x	1 year	1.5x	1.5 years

Exhibit A

Smurfit WestRock

Designation of Executive Severance Plan Participation

The Participant identified below has been selected to participate in the Smurfit WestRock Executive Severance Plan (the “Plan”), at the Tier level noted below. A copy of the Plan is attached.

By signing this designation, which is a condition to the Participant’s participation in the Plan, the Participant acknowledges and agrees that the Participant’s entitlement to benefits under the Plan is subject to the terms and conditions of the Plan as in effect from time to time.

Smurfit WestRock plc

By:

Title:

Date:

Name of Participant:

Tier:

Acknowledged and agreed this ____ day of _____________, 20__

[Insert Name of Participant]